FOR IMMEDIATE RELEASE Monday, May 2, 2011 3:30 P.M. CDT
A. H. Belo Corporation Announces Dividend, Amended Credit Facility
and First Quarter 2011 Financial Results
     DALLAS — A. H. Belo Corporation (NYSE: AHC) announced today that the Company’s Board of Directors declared a quarterly cash dividend of $0.06 per share, payable on June 3, 2011 to shareholders of record at the close of business on May 16, 2011.
     The Board authorized the dividend in conjunction with the Company and its banks amending the Company’s revolving credit facility effective May 2, 2011. The amendment permits dividends without restriction as long as there is no outstanding balance on the facility.
     The Company also reported a net loss of $6.7 million, or $0.31 per share, for the first quarter of 2011 compared to a net loss of $9.1 million, or $0.44 per share, in the first quarter of 2010. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $2.8 million, an increase of $0.5 million or 22.7 percent compared to the first quarter of 2010. First quarter 2011 EBITDA includes a $0.9 million bonus accrual; a $0.7 million gain on the sale of Ancestry.com Inc. (“Ancestry”) stock; and $0.6 million of sales tax recoveries.
     When pension charges are added back to EBITDA (“Adjusted EBITDA”) in both periods, the resulting Adjusted EBITDA in the first quarter was $4.5 million, a decrease of $3.1 million compared to the prior year. Higher newsprint and marketing expenses offset decreased pension expense related to the Company’s move from multi-employer to single-employer defined benefit accounting effective January 1, 2011.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “The amended credit facility enables us to execute the next step in our financial strategy — reinstating a quarterly dividend. The dividend rate will be $0.06 per share or $0.24 per share on an annualized basis; our goal is to hold this rate for the foreseeable future.
-more-

A. H. Belo Corporation Announces Dividend, Amended Credit Facility
and First Quarter 2011 Financial Results
May 2, 2011
Page Two
     “First quarter total revenue decreased 3.1 percent compared to 2010. This decline is smaller than the decline in the fourth quarter of 2010 and the smallest decline since the Company’s spin-off in 2008. The Dallas Morning News’ total revenue decreased only 0.4 percent, and its digital revenue increased 14.9 percent. We anticipate full-year 2011 Adjusted EBITDA will be in the $45 to $50 million range, and this range assumes no gains from real estate dispositions. The Company’s 2010 Adjusted EBITDA was $56.5 million and included $7.1 million of real estate gains.”
     As of March 31, 2011, the Company had approximately $52 million of cash and cash equivalents, had no borrowings outstanding under its bank credit facility, and remained in compliance with bank covenants. During the first quarter, the Company made required contributions of $14.0 million to defined benefit pension and pension transition supplement plans. This $14.0 million consists of $8.7 million related to the Company’s defined benefit pension plans and $5.3 million related to the Company’s pension transition supplement plan. The Company’s former parent, Belo Corp., applied $3.4 million that it held on behalf of the Company towards the $8.7 million, and the Company funded the remaining $10.6 million for the defined benefit pension and pension transition supplement plans. The Company also made the previously announced additional contribution of $30 million to its defined benefit pension plans.
Dividends and Amended Revolving Credit Facility
     Under the dividend policy approved by the Board of Directors on May 2, 2011, the Company intends to pay a regular quarterly cash dividend of $0.06 per share, or $0.24 per share on an annualized basis.
     The first quarterly dividend of $0.06 per share will be paid on June 3, 2011 to
-more-

A. H. Belo Corporation Announces Dividend, Amended Credit Facility
and First Quarter 2011 Financial Results
May 2, 2011
Page Three
shareholders of record at the close of business on May 16, 2011. The Company anticipates three quarterly dividends of $0.06 per share in calendar year 2011. As is customary at dividend-paying companies, the two remaining anticipated dividends for 2011 and all future dividends are each subject to Board approval.
     In conjunction with the announced dividend policy, the Company and its banks amended the Company’s revolving credit facility effective May 2, 2011. The amendment permits dividends and share repurchases without restriction as long as there is no outstanding balance on the facility. The amendment also eliminates restrictions on capital expenditures, reduces administrative requirements, and extends the facility’s maturity date from September 30, 2012 to September 30, 2014. If borrowing capacity under the amended facility is less than $7.5 million, a fixed charge coverage ratio of 1:1 will apply. Other usual and customary covenants were carried forward.
First Quarter Results
     Total revenue was $112.2 million in the first quarter of 2011, a decrease of 3.1 percent compared to the prior year. Advertising revenue, including print and digital revenues, decreased 5.9 percent, with the smallest decrease at The Dallas Morning News followed by The Press-Enterprise and The Providence Journal. Display advertising revenue decreased 11.1 percent to $24.9 million, and preprint revenue increased 0.3 percent to $20.1 million. Classified revenue decreased 10.5 percent to $14.1 million. Digital revenue was $8.8 million, an increase of 5.4 percent. Advertising revenue from niche publications, which is included in the display, preprint, classified and digital revenue figures above, increased 17.6 percent to $5.3 million as Briefing, The Morning
-more-

A. H. Belo Corporation Announces Dividend, Amended Credit Facility
and First Quarter 2011 Financial Results
May 2, 2011
Page Four
News’ free, home-delivered condensed print news product, increased advertising revenue 32.2 percent to $3.3 million. Circulation revenue decreased 1.5 percent to $35.1 million. Printing and distribution revenue increased 15.0 percent to $9.2 million due primarily to increases in distribution and printing revenues in Providence and Riverside.
     Total consolidated operating expense in the first quarter was $119.5 million. Excluding the effect of pension expense in both periods, operating expense in the first quarter was $117.9 million, a 0.7 percent decrease compared to the prior year.
     The Company’s newsprint expense in the first quarter was $10.8 million, an increase of 27.4 percent compared to the prior year. Newsprint consumption increased 4.9 percent to 16,935 metric tons due to increased demand for commercial printing services and advertising in Briefing and The Press-Enterprise. Newsprint cost per metric ton increased 21.4 percent. The average purchase price per metric ton for newsprint increased 19.4 percent.
     Corporate and non-operating unit expenses in the first quarter, net of costs allocated to operating units, were $8.4 million, an increase of 1.4 percent compared to the prior year. Excluding the effect of pension expense in both periods, corporate and non-operating unit expenses were $8.3 million, a 5.5 percent increase, as lower salaries and wages were offset by increases in legal and depreciation expenses.
Other Items
     In September 2010, Ancestry announced a definitive agreement to acquire iArchives, Inc. (“iArchives”). In October 2010, Ancestry completed the acquisition. A. H. Belo subsequently received Ancestry stock with usual and customary sales restrictions in exchange for the Company’s iArchives stock. The Company sold most of
-more-

A. H. Belo Corporation Announces Dividend, Amended Credit Facility
and First Quarter 2011 Financial Results
May 2, 2011
Page Five
its Ancestry shares in January 2011 and generated pre-tax proceeds of $0.7 million.
     In March 2011, the Company received an anticipated $3.5 million tax refund related to A. H. Belo and Belo Corp.’s prior agreement, pursuant to their Tax Matters Agreement, for Belo Corp. to carry back A. H. Belo’s 2009 taxable net operating loss to a previous tax year.
     As of March 31, 2011, A. H. Belo had approximately 2,350 full-time equivalents, a decrease of 5 percent compared to the prior year.
Non-GAAP Financial Measures
     Reconciliations of net loss to EBITDA and Adjusted EBITDA are included as exhibits to this release.
Investor Day and Discussion of Financial Results
     On April 5, A. H. Belo announced that its 2011 Investor Day will take place on Tuesday, May 3 in New York City beginning at 9:00 a.m. EDT. A. H. Belo’s Management Committee will discuss first quarter 2011 financial results, financial and operating strategies, and the Company’s real estate portfolio.
     Investor Day will be simultaneously webcast on the Company’s website at www.ahbelo.com/invest. The Company will place the full 2011 Investor Day presentation on www.ahbelo.com/invest at approximately 8:45 a.m. EDT. An archive and transcript of the webcast will be available at www.ahbelo.com in the Investor Relations section.
-more-

A. H. Belo Corporation Announces Dividend, Amended Credit Facility
and First Quarter 2011 Financial Results
May 2, 2011
Page Six
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in
-more-

A. H. Belo Corporation Announces Dividend, Amended Credit Facility
and First Quarter 2011 Financial Results
May 2, 2011
Page Seven
interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other public disclosures and filings with the Securities and Exchange Commission.

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three months ended
	March 31,
In thousands, except per share amounts (unaudited)	2011	2010

Net Operating Revenues
Advertising	$67,936	$72,186
Circulation	35,052	35,586
Printing and distribution	9,187	7,986

Total net operating revenues	112,175	115,758

Operating Costs and Expenses
Salaries, wages and employee benefits	50,495	56,254
Other production, distribution and operating costs	45,652	46,030
Newsprint, ink and other supplies	14,502	11,222
Depreciation	7,583	9,164
Amortization	1,310	1,310

Total operating costs and expenses	119,542	123,980

Loss from operations	(7,367)	(8,222)

Other Income (Expense), Net
Interest expense	(207)	(203)
Other income, net	1,267	25

Total other income (expense), net	1,060	(178)

Earnings
Loss before income taxes	(6,307)	(8,400)
Income tax expense	420	728

Net loss	$(6,727)	$(9,128)

Net loss per share:
Basic and diluted	$(0.31)	$(0.44)

Weighted average shares outstanding:
Basic and diluted	21,383	20,767

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	March 31,	December 31,
In thousands (unaudited)	2011	2010

Assets
Current assets
Cash and cash equivalents	$51,566	$86,291
Accounts receivable, net	42,032	56,793
Other current assets	34,331	29,875

Total current assets	127,929	172,959

Property, plant and equipment, net	170,621	176,676
Intangible assets, net	45,461	46,771
Other assets	23,302	23,643

Total assets	$367,313	$420,049

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$17,996	$29,159
Pension liabilities	—	54,833
Accrued expenses	29,214	27,448
Advance subscription payments	24,768	23,057

Total current liabilities	71,978	134,497

Pension liabilities	94,113	77,513
Other liabilities	7,176	8,166
Total shareholders’ equity	194,046	199,873

Total liabilities and shareholders’ equity	$367,313	$420,049

A. H. Belo Corporation
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three months ended
	March 31,
In thousands (unaudited)	2011	2010

AS REPORTED
Net Income/(Loss)	$(6,727)	$(9,128)
Addback/(Subtract):
Depreciation and amortization	8,893	10,474
Interest expense	207	203
Income tax expense	420	728

EBITDA (1)	2,793	2,277

Addback/(Subtract):
Pension expense	1,685	5,350

Adjusted EBITDA (1)	$4,478	$7,627

(1)	EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net income (loss). Adjusted EBITDA is calculated by adding pension expense and impairment expense recorded to EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as a supplemental measure of the Company’s financial performance and to assist with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. EBITDA or similar measures are also common alternative measures of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.